Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS
Third Quarter Net Revenue Increases 34% to $87.0 million
Third Quarter Diluted EPS of $0.13
Revising Guidance for Fiscal 2008
Vancouver, Canada — December 11, 2008 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the thirteen weeks ended November 2, 2008.
For the thirteen weeks ended November 2, 2008:
•	Net revenue increased 34% to $87.0 million from $64.9 million for the third quarter of fiscal 2007. Net revenue from corporate-owned stores was $77.6 million, an increase of 31% from $59.1 million for the third quarter of fiscal 2007, with comparable store sales increasing 4% on a constant-dollar basis compared to the third quarter of fiscal 2007.
•	Income from operations increased 7% to $13.1 million, or 15.0% of net revenue, compared to $12.2 million, or 18.9% of net revenue, in the third quarter of fiscal 2007.
•	Diluted earnings per share from continuing operations were $0.13 on net income of $8.8 million, compared to diluted earnings per share of $0.12 on net income of $7.9 million in the third quarter of fiscal 2007. Diluted earnings per share in the third quarter of fiscal 2007 exclude a $0.01 loss per share associated with the discontinued operations resulting from the Company’s closure of its four stores in Japan.
For the thirty-nine weeks ended November 2, 2008:
•	Net revenue increased 50% to $249.6 million compared to $165.9 million for the same period in fiscal 2007. Net revenue from corporate-owned stores increased 51% to $225.2 million compared to $148.8 million for the same period in fiscal 2007, with comparable store sales growth of 10% on a constant-dollar basis.
•	Income from operations increased 39% to $40.5 million, or 16.2% of net revenue, compared to $29.2 million, or 17.6% of net revenue, in the first nine months of fiscal 2007.
•	Diluted earnings per share from continuing operations were $0.42 on net income of $29.6 million, compared to diluted earnings per share of $0.24 on net income of $16.8 million for the same period in fiscal 2007. Diluted earnings per share were $0.40 for the first thirty-nine weeks of fiscal 2008 and $0.23 for the same period in fiscal 2007, after deducting the associated loss for discontinued operations in Japan.
Christine Day, lululemon’s CEO stated: “While we are pleased that we met our earnings expectations in the third quarter, we recognize that we are operating in an increasingly difficult environment. During this current downturn we will operate our business prudently through careful inventory management, expense controls and conservative capital investments. We believe that our business model will prove resilient throughout this challenging time and we will emerge from these conditions with strong growth potential for our brand.”
Guidance
Based on the trends in the macro environment and the weaker Canadian dollar, which are both negatively impacting our business results, we are revising our outlook for the balance of the year. For fourth quarter 2008, we now anticipate reported net revenue to be in the range of $90 million to $95 million. This is based on a comparable store sales decline in the low double digits on a constant-dollar basis and six new store openings during the quarter. We now expect diluted earnings per share for the fourth quarter of 2008 to be in the range of $0.15 to $0.17; incorporating a 34% tax rate and 70.7 million diluted weighted average shares outstanding.

Creating components for people to live longer, healthier and more fun lives	1

For fiscal 2008, the Company now expects diluted earnings per share in the range of $0.55-$0.57 as compared to its previous range of $0.68-$0.71. Revised guidance for the full year includes net revenue between $340 million and $345 million and 35 planned new store openings in North America.
We continue to expect an average effective tax rate in the low 30% range for the full year and anticipate diluted weighted average shares outstanding of approximately 71 million for 2008. Fiscal 2008 earnings guidance includes a loss of $0.02 per share recorded in the second quarter resulting from the Company’s closure of its four stores that operated in Japan.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 11, 2008, at 9:00 AM Eastern Time. Investors interested in participating in the call are invited to dial (877) 681-3372 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com.
About lululemon athletica inc.
 lululemon athletica (NASDAQ: LULU; TSX: LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, http://www.lululemon.com.
Non-GAAP Financial Measure:
 Constant dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter by quarter basis of items that are not under management’s direct control, such as changes in foreign exchange rates.
Forward-Looking Statements:
 This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition, financial results or results of operations, our prospects and strategies for future growth, both in North America and internationally, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; the possibility that we may not be able to identify suitable locations to open new stores or attract customers to our stores; the possibility that we may not be able to successfully expand in the United States or in other markets, or expand into new markets; the possibility that we may not be able to finance our growth and maintain sufficient levels of cash flow; the probability that a general economic slowdown will adversely affect our results of operations and growth plans; increasing competition, which may cause us to reduce the prices of our products or to increase significantly our marketing efforts to avoid losing market share; the possibility that we may not be able to effectively market and maintain a positive brand image; the possibility that we may not be able to continually innovate and provide our consumers with improved products; and other risk factors detailed in our filings with the Securities and Exchange Commission, including the risk factors contained in our fiscal 2007 Annual Report on Form 10-K filed with the SEC and other filings we make with the SEC. Our filings with the SEC are available at http://www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investors	Media
ICR	FD
Joseph Teklits	Evan Goetz, Diane Zappas
203.682.8258	212.850.5600

Creating components for people to live longer, healthier and more fun lives	2

lululemon athletica inc.
Consolidated Statements of Operations (unaudited)
Expressed in thousands of dollars except per share amounts

	Thirteen	Three Months	Thirty-Nine	Nine Months
	Weeks Ended	Ended	Weeks Ended	Ended
	November 2,	October 31,	November 2,	October 31,
	2008	2007	2008	2007
Net revenue	$87,047	$64,925	$249,565	$165,949
Costs of goods sold	45,154	29,409	122,159	77,602

Gross profit	41,893	35,516	127,406	88.347
As a percent of net revenue	48.1%	54.7%	51.1%	53.2%
Selling, general and administrative expenses	28,838	23,269	86,886	59,141
As a percent of net revenue	33.1%	35.8%	34.8%	35.6%

Income from operations	13,055	12,247	40,520	29,206
As a percent of net revenue	15.0%	18.9%	16.2%	17.6%
Other expense (income), net	(145)	(419)	(612)	(596)

Income before provision for income taxes	13,200	12,666	41,132	29,802
Provision for income taxes	4,370	4,763	11,572	13,010

Net income from continuing operations	8,830	7,903	29,561	16,792
Net income (loss) from discontinued operations	4	(334)	(1,136)	(649)

Net income	$8,834	$7,569	$28,425	$16,143

Basic earnings (loss) per share:
Continuing operations	$0.13	$0.12	$0.44	$0.26
Discontinued operations	—	(0.01)	(0.02)	(0.01)

Net basic earnings per share	$0.13	$0.11	$0.42	$0.25
Diluted earnings (loss) per share:
Continuing operations	$0.13	$0.12	$0.42	$0.24
Discontinued operations	—	(0.01)	(0.02)	(0.01)

Net diluted earnings per share	$0.13	$0.11	$0.40	$0.23
Weighted average outstanding:
Basic	69,162,312	67,476,972	68,315,742	65,981,081
Diluted	70,609,486	71,683,523	71,008,015	69,896,384

Creating components for people to live longer, healthier and more fun lives	3

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands of dollars

	November 2, 2008	February 3, 2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$52,039	$52,545
Accounts receivable	4,007	4,302
Inventories	49,062	37,932
Prepaid expenses and other current assets	2,379	4,082

Total current assets	107,487	98,861
Property and equipment, net	59,893	43,605
Intangible assets, net	8,639	8,118
Deferred income taxes and other assets	22,000	4,508

Total assets	$198,019	$155,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,448	$5,397
Other current liabilities	38,322	25,023
Income taxes payable	—	5,720

Total current liabilities	46,770	36,140
Deferred income taxes and other non-current liabilities	10,989	6,918
Stockholders’ equity	140,260	112,034

Total liabilities and stockholders’ equity	$198,019	$155,092

Creating components for people to live longer, healthier and more fun lives	4

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant dollar changes

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	November 2, 2008	November 2, 2008
	Change	Change
Comparable-store sales (GAAP)	(2)%	13%
Increase (decrease) due to foreign exchange rate changes	6%	(3)%

Comparable-store sales in constant dollars	4%	10%

Creating components for people to live longer, healthier and more fun lives	5